Exhibit 99.1

PRESS RELEASE, JANUARY 15 2016

RORINE INTERNATIONAL HOLDING CORPORATION INC (US)

On the 12 January 2016, Rorine International Holding Corporation Inc successfully entered in a marketing and distribution agreement with RICH Group based in South East Asia. The agreement was negotiated and announced by Rorine’s Chief Financial Officer Mr Tan Sew. According to Mr Tan this agreement has taken several months to plan and negotiate and “will give Rorine an excellent opportunity to market Eastern alternative medical packages related to Type II Diabetes outside of China to non-traditional markets such as in the West.”

The agreement was signed between Rorine International Holding Corporation and RICH Group who had previously acquired Guangzhou Huanai Nutrition and Health Information Co. Ltd and Guangzhou Tongde Hospital. One of RICH Group’s diversified investment holdings has been in alternative medicine & treatment for Type II Diabetes, specifically in China where roughly 10% of the population is susceptible to it. They have a non-invasive treatment program based on the combination of traditional Chinese medicine and modern hyperthermia, elemental balance therapy, psychotherapy, resulting in complete restoration to normal health and diet. They currently have a separate marketing and distribution company specifically for the China market. This new agreement allows them to move outside of China into new and growing markets specifically targeting western patients.

According to this agreement, Rorine will setup and prepare a marketing strategy and platform as well as liaise with hospitals, clinics and associations in order to bring this unique product to markets in the West where Diabetes is also on the rise.

The agreement is part of a long term strategy initiated by the Board of Directors of Rorine International Holding Corporation, faithfully guided by its Chief Officer Mr Tesheb Casimir. Part of this turn around occurred when the Board decided to appoint Mr Tan Sew as its CFO in late 2015. Mr Tan has been involved in new project finance and development in South East Asia for the past 20 years.

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.